As filed with the Securities and Exchange Commission on March 2, 2001

                                                  Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   Alteon Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
                            (State of Incorporation)

                                   13-3304550
                      (I.R.S. Employer Identification No.)

                               170 Williams Drive
                            Ramsey, New Jersey 07446
                                 (201) 934-5000
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                                 Kenneth I. Moch
                      President and Chief Executive Officer
                                   Alteon Inc.
                               170 Williams Drive
                            Ramsey, New Jersey 07647
                                 (201) 934-5000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                             Marsha E. Novick, Esq.
                     Smith, Stratton, Wise, Heher & Brennan
                              600 College Road East
                           Princeton, New Jersey 08540
                                 (609) 924-6000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered         Proposed Maximum Aggregate Offering
                                         Price (1)                                       Amount of Registration Fee

Common Stock,
$.01 par value                                        $50,000,000                              $12,500

-----------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH ___, 2001

                                   ALTEON INC.

                                  COMMON STOCK
                                   $50,000,000

        This prospectus will allow us to issue our common stock from time to time. This means we will provide a prospectus supplement each time we issue securities; the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document. You should read this document and any prospectus supplement carefully before you invest.

         Our common stock is traded on The American Stock Exchange under the symbol "ALT." On February 27, 2001 the last reported sale price of the common stock was $4.15 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ____________, 2001

                                TABLE OF CONTENTS

                                                                                                          Page



The Company....................................................................................................3

Forward Looking Statements.....................................................................................4

Risk Factors...................................................................................................4

Use of Proceeds...............................................................................................12

Plan of Distribution..........................................................................................12

Dividend Policy...............................................................................................12

Legal Matters.................................................................................................12

Experts.......................................................................................................12

Where You Can Find More Information...........................................................................13

Incorporation of Certain Documents by Reference...............................................................13

                                   THE COMPANY

         We are a product-based biopharmaceutical company engaged in the discovery and development of oral drugs for the treatment of diseases of aging and diabetes. Our product candidates represent novel approaches to some of the largest pharmaceutical markets, such as cardiovascular and kidney diseases. Two of our compounds are in clinical development; several others are undergoing pre-clinical testing. These pharmaceutical candidates were developed as a result of our understanding of the Advanced Glycosylation End-product ("A.G.E.") pathway, a fundamental pathological process and inevitable consequence of aging that may result in many medical disorders.

         A.G.E.s are glucose/protein complexes that form as a result of circulating blood glucose reacting with proteins. These A.G.E. complexes subsequently interact and bond with other proteins (crosslink), resulting in "hardened" (stiffened) arteries, toughened tissues and impaired flexibility and function of many body organs. In healthy individuals, this pathological A.G.E.-formation process occurs slowly as the body ages. In diabetic patients, the rate of A.G.E. accumulation and the extent of protein crosslinking are accelerated because of high glucose levels. We believe that A.G.E.s are a major factor contributing to many of the disorders of aging and diabetes, including cardiovascular, kidney and eye diseases.

         Our current research and drug development activities targeting the A.G.E. pathway take three directions: the breaking of A.G.E. crosslinks between proteins in order to reverse damage (A.G.E. Crosslink Breakers); the prevention or inhibition of A.G.E. formation (A.G.E.-Formation Inhibitors); and the reduction of the A.G.E. burden through a novel class of anti-hyperglycemic agents, Glucose Lowering Agents, ("GLA"). We believe that we were the first company to focus on the development of compounds to treat diseases caused by A.G.E. formation and crosslinking. Since our inception, we have created an extensive library of novel compounds targeting the A.G.E. pathway, and have actively pursued patent protection for these discoveries. We have 98 issued United States patents and over 80 issued foreign patents focused primarily on A.G.E. technology.

         ALT-711 is our lead product candidate in a class of proprietary compounds known as A.G.E. Crosslink Breakers. ALT-711 offers the possibility of the first therapeutic approach to "breaking" A.G.E. crosslinks, the benefit of which may be to reverse tissue damage caused by aging and diabetes, thereby restoring flexibility and function. We are initially developing ALT-711 for the treatment of cardiovascular disease, and have completed a 93-patient, placebo-controlled safety, efficacy and pharmacology trial of ALT-711, known as a Phase IIa clinical trial. In January 2001, we announced that these study results showed that patients who received ALT-711 experienced a statistically significant (p less than or equal to 0.05) and clinically meaningful reduction in pulse pressure, defined as the difference between systolic and diastolic blood pressures. Results also showed a clinically meaningful increase in large artery compliance, an indicator of greater vascular flexibility and volume capacity. Additionally, the drug was well tolerated. The results of the Phase IIa trial were accepted to be presented at the Special Sessions Presentation of "Late Breaking Clinical Trials" at the American College of Cardiology Annual Scientific Session in March 2001.

         These positive results suggest that ALT-711 is a novel potential therapy for isolated systolic hypertension, a disease that occurs as a result of vascular stiffening due to age or diabetes. We plan to initiate a Phase IIb efficacy trial to further assess ALT-711's activity in isolated systolic hypertension ("ISH"), a condition characterized by high systolic blood pressure and a wide pulse pressure that is caused by stiff vessel disease. Additionally, we are evaluating potential clinical trials in other therapeutic indications where the compound may address significant unmet needs.

         We are actively evaluating product development opportunities from our library of compounds. Pimagedine, our clinical lead A.G.E.-Formation Inhibitor, and ALT-946, a pre-clinical lead second-generation A.G.E.-Formation Inhibitor, are being considered for further development. In addition, we are utilizing our technical expertise in the field of diabetes to develop compounds focused on glucose regulation and control. We are evaluating our lead GLA compounds to determine the most appropriate pre-clinical development course.

         Our principal offices are located at 170 Williams Drive, Ramsey, New Jersey 07446. Our telephone number is (201) 934-5000.

                           FORWARD LOOKING STATEMENTS

         Statements in this prospectus that are not statements or descriptions of historical facts are "forward-looking" statements under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These forward-looking statements and other forward-looking statements made by us or our representatives are based on a number of assumptions. The words "believe," "expect," "anticipate," "intend," "estimate" or other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in this section and elsewhere in this prospectus. These factors include, but are not limited to, the risks set forth below. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. We do not promise to update forward-looking information or any other information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                  RISK FACTORS

         Investment in our common stock involves substantial risks, including those described below. You should purchase our common stock only if you can afford to lose your entire investment. You should carefully consider all of the information included in this prospectus to evaluate us and our business. You should make this evaluation before deciding whether to purchase our common stock. You should understand that additional risks which we cannot predict at this time may have negative impact on us in the future. You should also understand that the risks discussed below might affect us more than or in a different manner than we now predict.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR NEEDS OR TO ALLOW US TO CONTINUE THE RESEARCH, PRODUCT DEVELOPMENT, PRE-CLINICAL TESTING AND CLINICAL TRIALS OF OUR PRODUCT CANDIDATES.

         We anticipate that our existing available cash and cash equivalents and short-term investments will be adequate to satisfy our working capital requirements for our current operations into 2002. We will require substantial new funding in order to continue the research, product development, pre-clinical testing and clinical trials of our product candidates, including ALT-711 and Pimagedine. We will also require additional funding for operating expenses, the pursuit of regulatory approvals for our product candidates and the establishment of marketing and sales capabilities. Our future capital requirements will depend on many factors, including:

         - continued scientific progress in our research and development programs;

         - the size and complexity of these programs;

         - progress with pre-clinical testing and clinical trials;

         - the time and costs involved in obtaining regulatory approvals;

         - the costs involved in filing, prosecuting and enforcing patent claims;

         - competing technological and market developments;

         - the establishment of additional collaborative arrangements;

         - the cost of manufacturing arrangements;

         - commercialization activities; and

         - the cost of product in-licensing and strategic acquisitions, if any.

         We cannot be certain that our cash reserves and other liquid assets will be adequate to satisfy our capital and operating requirements.

         We intend to seek funding through arrangements with corporate collaborators and through public or private sales of our securities, including equity securities, when and if conditions permit. In addition, we may pursue opportunities to obtain debt financing, including capital leases, in the future. We cannot be certain, however, that additional funding will be available on reasonable terms, if at all. Any additional equity financing would be dilutive to our stockholders. If adequate funds are not available, we may be required to curtail significantly or eliminate one or more of our research and development programs. If we obtain funds through arrangements with collaborative partners or others, we may be required to relinquish rights to certain of our technologies or product candidates.

WE MAY NOT SUCCESSFULLY DEVELOP OR DERIVE REVENUES FROM ANY PRODUCTS.

         All of our product candidates are in research or clinical development. We cannot be certain that we will succeed in the development and marketing of any therapeutic or diagnostic product. To achieve profitable operations, we must, alone or with others, successfully identify, develop, introduce and market proprietary products. Such products will require significant additional investment, development and pre-clinical and clinical testing prior to potential regulatory approval and commercialization.

         We have not yet requested or received regulatory approval for any product from the United States Food and Drug Administration, or FDA, or any other regulatory body. Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. The results from pre-clinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and we cannot be certain that any clinical trials we undertake will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products.

         The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may:

         - be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials;

         - fail to receive necessary regulatory approvals;

         - be difficult to manufacture on a large scale;

         - be uneconomical;

         - fail to achieve market acceptance; or

         - be precluded from commercialization by proprietary rights of third parties.

         We cannot be certain that we will undertake additional clinical trials or that our product development efforts will be successfully completed, that required regulatory approvals can be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance. We do not expect any of our products, including ALT-711 and Pimagedine, to be commercially available for a number of years, if at all.

WE MAY NEVER GENERATE PROFITS.

         All of our revenues to date have been generated from collaborative research agreements and financing activities, or interest income earned on these funds. We have not received any revenues from product sales. We cannot be certain that we will realize product revenues on a timely basis, if at all.

         At December 31, 2000, we had an accumulated deficit of $134,011,000. We anticipate that we will incur substantial, potentially greater losses in the future. We cannot be certain that our products under development will be successfully developed or that our products, if successfully developed, will generate revenues sufficient to enable us to earn a profit. We expect to incur substantial additional operating expenses over the next several years as our research, development and clinical trial activities increase. We do not expect to generate revenues from the sale of products, if any, for a number of years. Our ability to achieve profitability depends, in part, on our ability to:

         - enter into agreements for product development;

         - obtain regulatory approval for our products; and

         - develop the capacity, or enter into agreements, for the manufacture, marketing and sale of any products.

         We cannot be certain that we will obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market product candidates or that we will ever achieve product revenues or profitability.

         Based on the performance of our stock, we repriced certain employee stock options on February 2, 1999, in order to bolster employee retention. As a result of this repricing, options to purchase 1.06 million shares of stock were repriced and certain vesting periods related to these options were modified or extended. This repricing may have a material adverse impact on future financial performance based on Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." This interpretation requires us to record compensation expense, which is adjusted every quarter, for increases or decreases in the fair market value of the repriced options based on changes in our stock price from the value at July 1, 2000, until the repriced options are exercised, forfeited or expire.

WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES.

         Our strategy for developing and deriving revenues from our products depends, in large part, upon entering into arrangements with research collaborators, corporate partners and others.

         We have established collaborative arrangements with Yamanouchi Pharmaceutical Co., Ltd., Roche Diagnostics GmbH, IDEXX Laboratories, Inc. and Gamida for Life with respect to the development of drug therapies and diagnostics utilizing our scientific platforms. To succeed, we will have to develop additional relationships. We are seeking to establish new collaborative relationships to provide the funding necessary for continuation of our product development, but we cannot be certain that such effort will be successful. If we are unable to enter into or manage additional collaborations, our programs may suffer and we may be unable to develop products.

OUR DEPENDENCE ON COLLABORATIVE RELATIONSHIPS MAY LEAD TO DELAYS IN PRODUCT DEVELOPMENT AND DISPUTES OVER RIGHTS TO TECHNOLOGY.

         We will, in some cases, be dependent upon outside partners to conduct pre-clinical testing and clinical trials and to provide adequate funding for our development programs. Our corporate partners may have all or a significant portion of the development and regulatory approval responsibilities. Failure of the corporate partners to develop marketable products or to gain the appropriate regulatory approvals on a timely basis, if at all, would have a material adverse effect on our business, financial condition and results of operations.

         In most cases, we will not be able to control the amount and timing of resources that our corporate partners devote to our programs or potential products. If any of our corporate partners breached or terminated its agreements with us or otherwise failed to conduct its collaborative activities in a timely manner, the pre-clinical or clinical development or commercialization of product candidates or research programs could be delayed, and we would be required to devote additional resources to product development and commercialization or terminate certain development programs.

         We cannot be certain that disputes will not arise in the future with respect to the ownership of rights to any technology we develop with third parties. These and other possible disagreements between us and collaborators could lead to delays in the collaborative research, development or commercialization of product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive and would have a material adverse effect on our business, financial condition and results of operations.

         Any corporate partners we have may develop, either alone or with others, products that compete with the development and marketing of our products. Competing products, either developed by the corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of our technology, which would have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT THE PROPRIETARY RIGHTS THAT ARE CRITICAL TO OUR SUCCESS.

         Our success will depend on our ability to obtain patent protection for our products, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others, both in the United States and abroad.

         We cannot be certain that competitors will not develop competitive products outside the protection that may be afforded by the claims of our patents. We are aware that other parties have been issued patents and have filed patent applications in the United States and foreign countries with respect to other agents which impact A.G.E. or A.G.E. crosslink formation.

         The degree of patent protection afforded to pharmaceutical inventions is uncertain and our potential products are subject to this uncertainty. Pimagedine is not a novel compound and is not covered by a composition-of-matter patent. The patents covering Pimagedine are use patents containing claims covering therapeutic indications and the use of Pimagedine to inhibit A.G.E. formation. Competitors may develop and commercialize Pimagedine or Pimagedine-like products for indications outside of the protection provided by the claims of our use patents. Physicians, pharmacies and wholesalers could then substitute for our Pimagedine products. Substitution for our Pimagedine products would have a material adverse effect on our business, financial condition and results of operations. Use patents may afford a lesser degree of protection in certain foreign countries due to their patent laws. In addition, although we have several patent applications pending to protect proprietary technology and potential products, we cannot be certain that these patents will be issued, that the claims of any patents which do issue will provide any significant protection of our technology or products, or that we will enjoy any patent protection beyond the expiration dates of our currently issued patents.

         We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to maintain, develop and expand our competitive position, which we seek to protect, in part, by confidentiality agreements with our corporate partners, collaborators, employees and consultants. We also have invention or patent assignment agreements with our employees and certain, but not all, corporate partners and consultants. We cannot be certain that relevant inventions will not be developed by a person not bound by an invention assignment agreement. We cannot be certain that binding agreements will not be breached, that we would have adequate remedies for such breach, or that our trade secrets will not otherwise become known to or be independently discovered by competitors.

WE CANNOT BE CERTAIN THAT WE WILL OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS.

         Our research, pre-clinical testing and clinical trials of our product candidates are, and the manufacturing and marketing of our products will be, subject to extensive and rigorous regulation by numerous governmental authorities in the United States and in other countries where we intend to test and market our product candidates.

         Prior to marketing, any product we develop must undergo an extensive regulatory approval process. This regulatory process, which includes pre-clinical testing and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and can require the expenditure of substantial resources. Data obtained from pre-clinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application, or NDA. We may encounter similar delays in foreign countries. We cannot be certain that we will obtain regulatory approval for any drugs we develop. Moreover, regulatory approval may entail limitations on the indicated uses of the drug. Further, even if we obtain regulatory approval, a marketed drug and its manufacturer are subject to continuing review and discovery of previously unknown problems with a product or manufacturer which may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including pre-clinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences including the FDA's delay in approving, or its refusal to approve, a product withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. None of our products has been approved for commercialization in the United States or elsewhere. We cannot be certain that we will be able to obtain FDA approval for any products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude our licensees or marketing partners from marketing our products or limit the commercial use of such products and will have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH BIOTECHNOLOGY COMPANIES AND ESTABLISHED PHARMACEUTICAL COMPANIES IN THE DEVELOPMENT AND MARKETING OF CURES AND THERAPIES FOR DIABETES, CARDIOVASCULAR DISEASES AND THE OTHER CONDITIONS FOR WHICH WE SEEK TO DEVELOP PRODUCTS.

         We are engaged in pharmaceutical fields characterized by extensive research efforts and rapid technological progress. Many established pharmaceutical and biotechnology companies with resources greater than ours are attempting to develop products that would be competitive with our products. Other companies may succeed in developing products that are safer, more efficacious or less costly than any we may develop and may also be more successful than us in production and marketing. Rapid technological development by others may result in our products becoming obsolete before we recover a significant portion of the research, development or commercialization expenses incurred with respect to those products.

         Certain technologies under development by other pharmaceutical companies could result in a cure for diabetes or the reduction of the incidence of diabetes and its complications. For example, a number of companies are investigating islet cell transplantation as a possible cure for Type 1 diabetes. Results of a study conducted by the National Institutes of Health, known as the Diabetes Control and Complications Trial, published in 1993, showed that tight glucose control reduced the incidence of diabetic complications. Several pharmaceutical companies have introduced new products for glucose control for the management of hyperglycemia in Type 2 diabetes. In addition, several large companies have initiated or expanded research, development and licensing efforts to build a diabetic pharmaceutical franchise focusing on diabetic nephropathy, neuropathy, retinopathy and related conditions. An example of this is research seeking anti-angiogenesis drugs for the potential treatment of diabetic retinopathy. It is possible that one or more of these initiatives may reduce or eliminate the market for some of our products.

         In addition, a broad range of cardiovascular drugs are under development by many pharmaceutical and biotechnology companies. It is possible that one or more of these initiatives may reduce or eliminate the market for some of our products.

EFFORTS TO REDUCE HEALTH CARE COSTS MAY AFFECT OUR OPERATIONS.

         Our business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be federal and state initiatives to control and/or reduce pharmaceutical expenditures. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical pricing. Cost control initiatives could decrease the price that we receive for any products we may develop and sell in the future and have a material adverse effect on our business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our corporate partners, our ability to commercialize our products may be adversely affected.

         Our ability to commercialize pharmaceutical products may depend, in part, on the extent to which reimbursement for the products will be available from government health administration authorities, private health insurers and other third-party payers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payers, including Medicare, are increasingly challenging the prices charged for medical products and services. We cannot be certain that any third-party insurance coverage will be available to patients for any products developed by us. Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. If adequate coverage and reimbursement levels are not provided by government and other third-party payers for our products, the market acceptance of these products would be adversely affected.

WE HAVE NO EXPERIENCE IN MARKETING OR SALES AND MAY HAVE TO RELY ON OTHERS TO MARKET AND SELL ANY PRODUCTS WE MAY DEVELOP, WHICH MAY IMPAIR OUR ABILITY TO DELIVER PRODUCTS.

         For certain of our products, we have licensed exclusive marketing rights to our corporate partners or formed collaborative marketing arrangements within specified territories in return for royalties to be received on sales, a share of profits or beneficial transfer pricing. These agreements are terminable at the discretion of our partners upon as little as 90 days' prior written notice. If the licensee or marketing partner terminates an agreement or fails to market a product successfully, our business, financial condition and results of operations may be adversely affected.

         We currently have no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, we must either develop a marketing and sales force or, where appropriate or permissible, enter into arrangements with third parties to market and sell our products. We cannot be certain that we will develop successfully marketing and sales experience, or that we will be able to enter into marketing and sales agreements with others on acceptable terms, if at all, or that any such arrangements, if entered into, will not be terminated. If we develop our own marketing and sales capability, it will compete with other companies that currently have experienced, well funded and larger marketing and sales operations. To the extent that we enter into co-promotion or other sales and marketing arrangements with other companies, revenues will depend on the efforts of others, and we cannot be certain that their efforts will be successful.

WE HAVE NO EXPERIENCE IN MANUFACTURING PRODUCTS AND MAY HAVE TO RELY ON OTHERS TO MANUFACTURE ANY PRODUCTS WE MAY DEVELOP, WHICH MAY IMPAIR OUR ABILITY TO DEVELOP OR DELIVER PRODUCTS.

         We have no experience in manufacturing products for commercial purposes and do not have manufacturing facilities. Consequently, we are dependent on contract manufacturers for the production of products for development and commercial purposes. The manufacture of our products for clinical trials and commercial purposes is subject to current Good Manufacturing Practice, or cGMP, regulations promulgated by the FDA. In the event that we are unable to obtain or retain third-party manufacturing for our products, we will not be able to commercialize such products as planned. We cannot be certain that we will be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP and other regulatory requirements. Our current dependence upon others for the manufacture of our products may adversely affect our profit margin, if any, on the sale of future products and our ability to develop and deliver such products on a timely and competitive basis.

USE OF ANY PRODUCTS WE DEVELOP MAY RESULT IN LIABILITY CLAIMS.

         The use of any of our potential products in clinical trials and the sale of any approved products, including the testing and commercialization of ALT-711 or Pimagedine, may expose us to liability claims resulting from the use of products or product candidates. These claims might be made directly by consumers, pharmaceutical companies or others. We maintain product liability insurance coverage for claims arising from the use of our products in clinical trials. However, coverage is becoming increasingly expensive, and we cannot be certain that we will be able to maintain insurance or, if maintained, that insurance can be acquired at a reasonable cost or in sufficient amounts to protect us against losses due to liability that could have a material adverse effect on our business, financial conditions and results of operations. We cannot be certain that we will be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and our resources would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO ATTRACT AND RETAIN THE KEY PERSONNEL ON WHOM OUR SUCCESS DEPENDS.

         We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these personnel could impede the achievement of our development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to our success. We cannot be certain that we will be able to attract and retain personnel on acceptable terms given the competition between pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. In addition, we rely on consultants to assist us in formulating our research and development strategy. All of our consultants are employed outside of us and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

OUR OPERATIONS INVOLVE A RISK OF INJURY OR DAMAGE FROM HAZARDOUS MATERIALS.

         Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages or fines that result. Such liability could have a material adverse effect on our business, financial condition and results of operations.

THE CONVERSION OF OUR SERIES G AND SERIES H PREFERRED STOCK MAY ADVERSELY AFFECT OUR STOCKHOLDERS.

         The exact number of shares of common stock issuable upon conversion of our Series G and Series H Preferred Stock will vary inversely with the market price of the common stock. The holders of common stock may be materially diluted by conversion of the Series G and Series H Preferred Stock depending on the future market price of the common stock. The conversion price of the Series G and Series H Preferred Stock depends on the average price of the common stock on the American Stock Exchange for the twenty (20) business days immediately preceding the conversion. On February 27, 2001, the conversion price was $5.55. If this price were used to determine the number of shares of common stock issuable upon conversion of the Series G and Series H Preferred Stock, we would issue a total of approximately 6,578,865 shares of common stock if all shares of the Series G and Series H Preferred Stock were converted on such date. To the extent the average price of the common stock during the 20 business days immediately preceding any date on which shares of the Series G and Series H Preferred Stock are converted is higher or lower than $5.55, we would issue more or fewer shares of common stock than reflected in this estimate, and this difference could be material.

         The number of shares of common stock to be issued upon conversion of the Series G and Series H Preferred Stock will also depend on the number of shares of Series G and Series H Preferred Stock issued as dividends on the Series G Preferred Stock.

FUTURE SALES BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY EFFECT OUR STOCK PRICE.

         As of February 28, 2001, 22,537,635 shares of our common stock, 912.12 shares of Series G Preferred Stock and 2,739.15 shares of Series H Preferred Stock were issued and outstanding. In addition, options to purchase 4,339,610 shares of common stock and warrants to purchase 1,193,636 shares of common stock were outstanding. The sale of common stock issued upon the exercise of stock options, the exercise of warrants, and the conversion of Series G and Series H Preferred Stock, as well as future sales of common stock by us or by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the common stock.

THE PRICE OF OUR COMMON STOCK IS VOLATILE.

         The market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as:

         - fluctuations in our operating results;

         - announcement of technological innovations or new therapeutic products by us or others;

         - clinical trial results;

         - developments concerning agreements with collaborators;

         - governmental regulation;

         - developments in patent or other proprietary rights;

         - public concern as to the safety of drugs developed by us or others;

         - future sales of substantial amounts of common stock by existing stockholders; and

         - general market conditions

can have an adverse effect on the market price of the common stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on the market price of the common stock.

ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD-PARTY ACQUISITION OF US, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS, MORE DIFFICULT.

         Our Certificate of Incorporation provides for staggered terms for the members of the Board of Directors and includes a provision (the "Fair Price Provision") that requires the approval of the holders of 80% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 10% or more of our voting stock, except in cases where certain directors approve the transaction or certain minimum price criteria and other procedural requirements are met. We have entered into a Stockholders' Rights Agreement pursuant to which each holder of a share of common stock is granted a Right to purchase our Series F Preferred Stock under certain circumstances if a person or group acquires or commences a tender offer for 20% of our outstanding common stock. We have also adopted a Change in Control Severance Benefits Plan which provides for severance benefits to employees upon certain events of termination of employment after or in connection with a change in control as defined in the Plan. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. The staggered board terms, Fair Price Provision, Stockholders' Rights Agreement, Change in Control Severance Benefits Plan, Preferred Stock provision and other provisions of our charter and Delaware corporate law may discourage certain types of transactions involving an actual or potential change in control of Alteon.

                                 USE OF PROCEEDS

        Each time we issue our common stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

        We may sell the common stock covered by this prospectus in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. We may sell the common stock to underwriters for public offering, directly to investors, through agents designated from time to time, or by such other means as may be specified in the supplement to this prospectus. If we sell shares of the common stock to a broker-dealer acting as principal, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

        Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

        To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement to this prospectus.

                                 DIVIDEND POLICY

         We have not paid any dividends since our inception and do not anticipate paying any dividends in the foreseeable future.

                                  LEGAL MATTERS

         The validity of the issuance of the common stock being offered hereby has been passed upon by Smith, Stratton, Wise, Heher & Brennan, Princeton, New Jersey. A member of Smith, Stratton, Wise, Heher & Brennan owns 13,250 shares of our common stock.

                                     EXPERTS

         The financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is a part of a registration statement on Form S-3 which we filed with the Securities and Exchange Commission under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about Alteon in the registration statement. Copies of the registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC's public reference facilities described below.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of these materials from the SEC's Public Reference at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material is also available through the SEC's Web Site (http://www.sec.gov) and our Web Site (http://www.alteonpharma.com).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which we have filed with the SEC are incorporated herein by reference:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         (b) Our Current Reports on Form 8-K filed January 5, 2001, January 10, 2001, January 25, 2001 and February 1, 2001.

         (c) The description of our common stock, $.01 par value, which is contained in our Regis tration Statement on Form 8-A filed November 1, 1991, including any amendments or reports filed for the purpose of updating such description.

         (d) The description of our Rights to Purchase Series F Preferred Stock which is contained in our Registration Statement on Form 8-A, filed August 4, 1995, including any amendments or reports filed for the purpose of updating such description.

         All documents, which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         This prospectus incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Elizabeth A. O'Dell, Vice President, Finance and Administration, Alteon Inc., 170 Williams Drive, Ramsey, New Jersey 07446, (201) 934-5000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth an itemized estimate (other than the SEC registration fee which is the actual, not estimated, fee) of fees and expenses payable by the registrant in connection with the offering described in this registration statement.

SEC registration fee ...................................................................    $ 12,500
Printing, shipping & engraving expenses ................................................       1,500
Legal fees and expenses ................................................................       5,000
Accounting fees ........................................................................       5,000
Miscellaneous expenses .................................................................       2,000
                                                                                           ----------
Total ..................................................................................    $ 26,000

         All expenses of registration incurred in connection herewith are being borne by Alteon.

Item 15. Indemnification of Directors and Officers.

         Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Article IX of the registrant's bylaws specifies that the registrant shall indemnify its directors and officers to the full extent permitted by the General Corporation Law of Delaware. This provision of the bylaws is deemed to be a contract between the registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the General Corporation Law of Delaware are in effect, and any repeal or modification thereof shall not offset any rights or obligations then existing with respect to any state of facts then or theretofore existing or in any action, suit or proceeding theretofore or thereafter brought or threatened in whole or in part upon any such state of facts.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The registrant's certificate of incorporation limits the liability of its directors as authorized by Section 102(b)(7).

         The registrant currently carries liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law. The liability limit, however, shall be reduced by amounts incurred for legal defense, which amounts are to be applied against the retention amount. The insurance policy also provides for the advancement of reasonable fees, costs and expenses including attorneys' fees under certain circumstances, incurred by directors and officers in investigating, adjusting, defending and appealing any claim, subject to repayment by such director or officer if it is ultimately determined that such insureds are not entitled under the terms of the policy to payment of such loss.

         The insurance policy will not provide coverage to the directors and officers to the extent that the registrant has indemnified the directors or officers. The policy provides for the reimbursement of the registrant to the extent the registrant has indemnified the directors and officers pursuant to law, contract or the certificate of incorporation or bylaws of the registrant. Moreover, the registrant would not be required to indemnify a director or officer for any claim based upon: (i) the director or officer gaining, in fact, a personal profit or advantage to which he or she was not legally entitled, (ii) the director or officer committing, in fact, any criminal or deliberately fraudulent act, (iii) the payment to any director or officer of any remuneration without the previous approval of the stockholders of the registrant, which payment without such previous approval shall be held to have been illegal, (iv) any claim for accounting of profits made in connection with a violation of 16(b) of the Exchange Act or a similar state law, (v) any attempt, whether successful or unsuccessful, by any person to acquire securities of the registrant against the opposition of the registrant's Board of Directors, or any action, whether successful or unsuccessful, by the registrant or the Board of Directors to resist such attempts; provided however that the exclusion shall not apply if the registrant has obtained a written opinion from legal counsel that such resistive action is a lawful exercise of the Board of Directors' business judgment and an opinion from an investment banking firm that the price of such acquisition of securities is inadequate, (vi) environmental claims and violations, (vii) violation of the Employee Retirement Income Security Act of 1974, as amended, and (viii) claims made against the directors or officers under federal or state law based upon the filing of a registration statement with the Securities and Exchange Commission or based upon any underwriting agreement for the offer of any security.

         At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Item 16.  Exhibits.
Exhibit
Number    Description

4.1  -    Restated Certificate of Incorporation. (Incorporated by reference to
          Exhibit 3.1 to the Company's Report on Form 10-Q filed on November 10,
          1999).

4.2  -    Certificate of the Voting Powers, Designations, Preference and
          Relative Participating, Optional and Other Special Qualifications, Limitations or Restrictions of Series F Preferred Stock of the Company. (Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on August 4, 1995).

4.3  -    Certificate of Retirement of Alteon Inc. (Incorporated by reference to
          Exhibit 3.1 to the Company's Report on Form 10-Q filed on November 10,
          1999).

4.4  -    Certificate of Designations of Series G Preferred Stock of Alteon
          Inc. (Incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

4.5  -    Certificate of Amendment of Certificate of Designations of Series G
          Preferred Stock of Alteon Inc. (Incorporated by reference to Exhibit
          3.4 of the Company's Report on Form 10-Q filed on August 14, 1998).

4.6  -    Certificate of Designations of Series H Preferred Stock of Alteon
          Inc. (Incorporated by reference to Exhibit 3.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

4.7  -    Amended Certificate of Designations of Series H Preferred Stock of
          Alteon Inc. (Incorporated by reference to Exhibit 3.6 to the Company's Report on Form 10-Q filed on August 14, 1998).

4.8  -    Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on April 22, 1996).

4.9  -    Stockholders' Rights Agreement dated as of July 27, 1995, between
          Alteon Inc. and Registrar and Transfer Company, as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 4, 1995).

4.10 -    Amendment to Stockholders' Rights Agreement between Alteon Inc.
          and Registrar and Transfer Company, as Rights Agent. (Incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed on May 9, 1997).

4.11 - Amendment to Stockholders' Rights Agreement between Alteon Inc. and Registrar and Transfer Company, as Rights Agent.
          (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on December 10, 1997).

4.12 - Certificate of Retirement of Stock of Alteon Inc. (Incorporated by reference to Exhibit 3.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000).

5.1  -    Opinion of Smith, Stratton, Wise, Heher & Brennan.

23.1 -    Consent of Arthur Andersen LLP, independent public accountants.

23.2 -    Consent of Smith, Stratton, Wise, Heher & Brennan. (Contained in
          Exhibit 5.1).

24.1 -    Power of Attorney. (See "Power of Attorney" below).

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on March 2, 2001.

                                         ALTEON INC.


                                         By: /s/ Kenneth I. Moch
                                             ____________________
                                         Kenneth I. Moch
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth I. Moch and Elizabeth A. O'Dell, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                                     Title                                 Date
           Date

/s/ Kenneth I. Moch                         President, Chief Executive Officer                   March 2, 2001
 -------------------                        and Director
Kenneth I. Moch                             (principal executive officer)


/s/ Elizabeth A. O'Dell                     Vice President, Finance and Administration,          March 2, 2001
------------------------                    Treasurer and Secretary
Elizabeth A. O'Dell                         (principal financial and accounting officer)


/s/ Mark Novtich M.D.                       Director, Chairman                                   March 2, 2001
---------------------
Mark Novitch, M.D.

/s/ Edwin D. Bransome, Jr., M.D.            Director                                             March 2, 2001
--------------------------------
Edwin D. Bransome, Jr., M.D.

/s/ Marilyn Breslow                         Director                                             March 2, 2001
--------------------
Marilyn Breslow

                                            Director                                             March ____, 2001
------------------
Alan J. Dalby

/s/ David McCurdy                           Director                                             March 2, 2001
------------------
David McCurdy

/s/ George M. Naimark, Ph.D.                Director                                             March 2, 2001
----------------------------
George M. Naimark, Ph.D.

                                  EXHIBIT INDEX

Exhibit
Number              Description

4.1  -   Restated Certificate of Incorporation. (Incorporated by reference to
         Exhibit 3.1 to the Company's Report on Form 10-Q filed on November 10,
         1999).

4.2  -   Certificate of the Voting Powers, Designations, Preference and
         Relative Participating, Optional and Other Special Qualifications, Limitations or Restrictions of Series F Preferred Stock of the Company. (Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on August 4, 1995).

4.3  -   Certificate of Retirement of Alteon Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Report on Form 10-Q filed on November 10, 1999).

4.4  -   Certificate of Designations of Series G Preferred Stock of Alteon
         Inc. (Incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

4.5  -   Certificate of Amendment of Certificate of Designations of Series G
         Preferred Stock of Alteon Inc. (Incorporated by reference to Exhibit
         3.4 of the Company's Report on Form 10-Q filed on August 14, 1998).

4.6  -   Certificate of Designations of Series H Preferred Stock of Alteon
         Inc. (Incorporated by reference to Exhibit 3.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

4.7  -   Amended Certificate of Designations of Series H Preferred Stock of
         Alteon Inc. (Incorporated by reference to Exhibit 3.6 to the Company's Report on Form 10-Q filed on August 14, 1998).

4.8  -   Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to the
         Company's Current Report on Form 8-K filed on April 22, 1996).

4.9  -   Stockholders' Rights Agreement dated as of July 27, 1995, between
         Alteon Inc. and Registrar and Transfer Company, as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 4, 1995).

4.10 - Amendment to Stockholders' Rights Agreement between Alteon Inc. and Registrar and Transfer Company, as Rights Agent. (Incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed on May 9, 1997).

4.11 - Amendment to Stockholders' Rights Agreement between Alteon Inc. and Registrar and Transfer Company, as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on December 10, 1997).

4.12 - Certificate of Retirement of Stock of Alteon Inc. (Incorporated by reference to Exhibit 3.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000).

5.1  -   Opinion of Smith, Stratton, Wise, Heher & Brennan.

23.1 -   Consent of Arthur Andersen LLP, independent public accountants.

23.2 -   Consent of Smith, Stratton, Wise, Heher & Brennan. (Contained in
         Exhibit 5.1).

24.1 -   Power of Attorney. (See "Power of Attorney" above).